                                                                    EXHIBIT 99.1

CONTACT:
Western Multiplex
Karen J. Novak/Media Relations
408-542-5282
knovak@wmux.com

Nancy Huber/CFO
408-542-5225
nhuber@wmux.com

                    WESTERN MULTIPLEX ACQUIRES WIRELESSHOME

      Engineering Company Develops High-Capacity, Low-Cost Next Generation

                    Fixed-Wireless Infrastructure Equipment


SUNNYVALE, Calif.,-- March 22, 2001--Western Multiplex Corporation (NASDAQ:WMUX) today announced that it has acquired WirelessHome Corporation, a privately-held developer of point-to-multipoint systems that will enable businesses and other enterprises to cost-effectively connect multiple facilities within their private networks. The acquisition will enable Western Multiplex to accelerate significant cost reduction of its point-to-multipoint product and to strengthen its core technical capabilities.

WirelessHome provides Western Multiplex with extensive radio and modem systems expertise critical for developing low-cost next generation wireless networks. In addition to the WirelessHome point-to-multipoint product, the acquisition gives the company ASIC (application specific integrated circuit) and MMIC (microwave monolithic integrated circuit) development capabilities. These key technical advantages give Western Multiplex additional control over both RF and modem cost reduction, the ability to embed technologies on a chip that previously had not been possible, and full control over advanced technology development.

WESTERN MULTIPLEX ACQUIRES WIRELESSHOME, Page 2

"WirelessHome's advanced solutions for wirelessly connecting end users to the Internet are very impressive, and they complement our existing strengths in radio design," said Jonathan Zakin, Western Multiplex Chairman and CEO. "The WirelessHome acquisition plays to our strategy of building RF and modem subsystems at the core technology level, which enables us to avoid buying these subsystems from third party vendors. This capability has been one of the key factors in providing us with some of the highest margins in the industry."

As a result of the transaction, which was completed today, WirelessHome became a wholly-owned subsidiary of Western Multiplex. The transaction, which will be accounted for as a purchase, is expected to be non-dilutive to Western Multiplex's cash earnings per share (earnings before amortization and other non-cash expenses) for the fiscal year 2001 (excluding acquisition-related charges). Total up-front consideration in this transaction is approximately $8.5 million in cash and 900,000 shares of Western Multiplex common stock. Additionally, there is approximately $9.0 million in cash and stock reserved for issuance subject to WirelessHome meeting certain development milestones and other considerations.

Based in Long Beach, Calif., WirelessHome was founded in 1998 and has 45 employees, of which 40 are engineers. The company's system architecture is scalable, geographically unconstrained, rapidly deployable and is compatible with global wide area networks. The company's initial product will use IP-based packet radio transmission in the 5.8 GHz (license-exempt) band to connect end users with the Internet, using a point-to-multipoint radio link. The ASIC-based product will use advanced modulation techniques to achieve throughput greater than 50 megabits per second/per sector, which is faster than other point-to-multipoint products available today.

"The speed of the WirelessHome product, coupled with its focus on the license-exempt bands, make it ideally suited for high-performance enterprise connectivity and for Internet Service Providers needing rapid deployment of last mile access solutions," said Amir Zoufonoun, Western Multiplex President and COO. The product is expected to

WESTERN MULTIPLEX ACQUIRES WIRELESSHOME, Page 3

begin customer trials at the end of the second quarter of 2001 and to ship in the fourth quarter of 2001.

Western Multiplex's current point-to-multipoint development efforts, based in Petaluma, Calif., will be reassigned to the new Long Beach-based team headed by Sanjai Kohli. The company's Petaluma office will be closed, and its development group will be redeployed to other positions where possible.

About Western Multiplex

Western Multiplex Corporation (NASDAQ:WMUX) is a leader in high-capacity fixed-wireless communication systems used by Internet Service Providers, telecommunications carriers and corporations worldwide. The company's fixed-wireless telco and IP based systems address the growing need of service providers and end-users to rapidly and cost-effectively deploy high-speed communication networks for mobile communication backhaul, fiber extension, multi-tenant/multi-dwelling unit Internet access, enterprise, government and education campus connectivity and enable last mile access. The company's website is: www.wmux.com. For customer information, call toll free 866-WMUX.COM
            -------------
(866-968-9266). For the Western Multiplex Investor Information Service, call toll free at 877-9WMUX-IR (877-996-8947).


About WirelessHome

For more information about WirelessHome, please visit the company's website:

www.wirelesshome.com.


Safe Harbor

This press release includes forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These statements are often identified by words such as "expect" "anticipated" and "intend." Statements regarding the products and technology of WirelessHome, the benefits to Western Multiplex from the technology, employees and engineers acquired in the transaction, the accounting consequences of the transaction as well as its effect on Western Multiplex's earnings per share and cost savings are subject to the following risks: that expected synergies will not be achieved; that Western Multiplex will be unable to retain WirelessHome's employees; that WirelessHome's technology will not result in a commercially viable product at the anticipated schedule or at all; that businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products, services and technologies; increased competition and its effect on the company's pricing and need for marketing; disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; the inability to establish or renew relationships with advertising, marketing, technology, and product or component providers or suppliers; and to the general risks associated with the companies' businesses. For risks about Western Multiplex's business; see its Form S-1 filed on July 20, 2000 and subsequent Forms 10-Q and 8-K.

                                    #######